Sunworks Announces Extension of Term Loan Agreement

ROSEVILLE, Calif. June 3, 2019 - Sunworks, Inc. (Nasdaq:SUNW), a premier provider of high performance solar power solutions for agriculture, commercial and industrial (ACI), public works and residential markets, today announced that it has entered into an amendment to its $3.75 million term loan with CrowdOut Capital, LLC. The amendment extends the maturity date of the loan from June 30, 2020 to January 31, 2021.

Chuck Cargile, Sunworks’ Chief Executive Officer commented, “This revised credit agreement allows us to continue to execute on our backlog of scheduled installations, without the liability becoming due within one year. In addition, the amendment does not impact our cash position or modify our right to payoff the loan in advance of maturity, if that becomes of strategic value to us.”

Under the terms of the amendment, Sunworks will issue to the holders of the senior term loan 400,000 shares of its common stock. Additional information concerning the amendment can be found in our Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Sunworks, Inc.

Sunworks, Inc. (SUNW) is a premier provider of high-performance solar power systems. We are committed to quality business practices that exceed industry standards and uphold our ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. We strive to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, federal, public works, and residential. Our dedication to excellence is reflected in our 25-year warranty, a benchmark that we stand by to support our customers above and beyond their expectations. Sunworks’ diverse, seasoned workforce includes distinguished veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power.

Investor Relations Contact:

Rob Fink

Hayden IR

646-415-8972

rob@haydenir.com